DATE: June 8, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS ON PREVIOUSLY ANNOUNCED
ACQUISITION OF LASERSCOPE
Strategic Fit Increases Revenue Growth Rate to 20 to 24 Percent
MINNEAPOLIS, MN, June 8, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD), the global leader in providing pelvic health solutions to urologists, commented further on its previously announced pending acquisition of Laserscope (NASDAQ: LSCP).
Urology Acquisition Projections
The 2007 revenues from Laserscope urology products are estimated by AMS management to be in the range of $135 to $150 million, growing to a range of $180 to $200 million in 2008. These revenue estimates reflect the anticipated successful launch of the GreenLight™ HPS system, continuing procedure penetration of laser technology into the surgical treatment of obstructive BPH, and the leverage of the AMS global sales channel. Based on these estimates, AMS management expects that the range of year-over-year revenue growth of the combined Company in 2007 and 2008 will be 20 to 24 percent.
The Company estimates that financial synergies on the Laserscope revenue will be accretive to cash earnings per share for 2007. Operating expense synergies on the Laserscope urology revenues will be driven by efficiencies, reducing SG&A expense ratios by an estimated 5 to 6 percent of those sales over the first two years. Manufacturing cost improvements are also expected to contribute another 2 to 3 percentage points of gross margin expansion on Laserscope revenues in that same period. While reported earnings per share will be diluted in 2007 by the acquisition, the Company estimates the Laserscope acquisition will be accretive to reported earnings per share in 2008 and beyond.
AMS will consider strategic alternatives for the aesthetics business including divestiture. Accordingly, the financial results of aesthetics will be accounted for as a discontinued operation.
Outlook for Current AMS Business
For the year 2006, AMS is reiterating its existing guidance for revenue from its current business to be in the range of $304 to $314 million. Revenue projected for the second quarter of 2006 ranges from $75 to $78 million, as previously guided.
AMS remains confident in the organic growth prospects of its core products as driven by a robust product pipeline. At the same time, the acquisition of Laserscope represents a truly strategic investment and an exciting growth opportunity for AMS. The combination of the two companies will deliver significant value to AMS shareholders as the GreenLight™ HPS system becomes the standard of care for obstructive BPH around the world.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These

American Medical Systems
June 8, 2006

disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
Forward-Looking Statements
This press release contains forward-looking statements relating to American Medical Systems’ anticipated acquisition of Laserscope and expected benefits of the transaction including revenues and earnings from Laserscope products and the expected financial results of the combined Company. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. Statements about AMS’ market opportunities, future Laserscope products, sales and financial results of Laserscope products and the combined business are also forward-looking statements subject to risks and uncertainties such as the timing and success of new product introduction including but not limited to the GreenLight™ HPS system; successful integration of Laserscope into our business; physician acceptance, endorsement, and use of AMS and Laserscope products; regulatory matters; competitor activities; changes in and adoption of reimbursement rates; potential product recalls and other risks and uncertainties described in AMS’ and Laserscope’s Annual Reports on Form 10-K for the year ended December 31, 2005 and their other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
Additional Information
This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Laserscope. American Medical Systems will be filing a tender offer statement with the Securities and Exchange Commission (SEC) and Laserscope will be filing a solicitation/recommendation statement with respect to the offer. Laserscope shareholders are advised to read the tender offer statement regarding the acquisition of Laserscope referenced in this press release, and the related solicitation/recommendation statement, when those statements are made available to them. The tender offer statement and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the offer. These documents will be made available to all shareholders of Laserscope at no expense to them. These documents will also be available at no charge on the SEC’s website at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from Laserscope in writing at 3070 Orchard Drive, San Jose, CA 95134, Attention: Secretary.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com